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                                                                    EXHIBIT 23.4

                  CONSENT OF LEE KEELING AND ASSOCIATES, INC.

As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of Chesapeake Energy Corporation to be filed on or about September 18, 2003, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 21, 2003, entitled "Appraisal Oil and Gas Properties Interests Owned by Chesapeake Energy Corporation Selected Properties Constant Prices and Expenses Effective Date January 1, 2003." We also consent to the reference to us under the heading "Experts" in such Registration Statement.


LEE KEELING AND ASSOCIATES, INC.

By: /s/ Kenneth Renberg
   ---------------------------------
   Kenneth Renberg, Vice President


Tulsa, Oklahoma
September 18, 2003